Amendment No. 1 to
Employment Agreement
between ZYGO Corporation
and James R. Northup

ZYGO Corporation (the “Company) and James R. Northup (“Executive”) are parties to an Employment Agreement dated October 23, 2006 (the “Agreement”). For good and valuable consideration, the Company and Executive hereby amend the Agreement as follows:

Effective upon the closing of the merger pursuant to the Agreement and Plan of Merger dated October 15, 2008 among the Company, Electro Scientific Industries, Inc. (“ESI”) and certain other parties (the “Closing”), the following changes are made to the Agreement:

1. A new Section 8(c) is added to the Agreement and Section 8(b) of the Agreement is amended, such sections to read in their entirety as follows:

“(b)    Payments. If Executive’s Employment is terminated by the Company or the acquiring or successor company for other than “justifiable cause” (as defined in Section 10(d) hereof) or Executive terminates his Employment with the Company or the acquiring or successor company with “good reason” (as defined in Section 8(c) hereof) within one year after the Closing, the Company shall provide the following benefits to Executive (the “CIC Benefits”): (a) continue existing health insurance, dental coverage, key man life insurance, AD&D and disability coverage in effect for Executive at the time of such employment termination for a period of the lesser of one year or until covered by another plan, and (b) continue Executive’s salary for a one year period; provided, however that during the applicable period in which benefits are being paid by the Company, Executive agrees to maintain a consulting relationship with the Company which shall not interfere with other obligations of Executive. If Executive resigns his Employment with the Company or the acquiring or successor company for any reason or his Employment is terminated by the Company or the acquiring or successor company for other than “justifiable cause” (as defined in Section 10(d) hereof) within ninety (90) after the first anniversary date of the Closing, the Company shall provide the CIC Benefits to Executive. Notwithstanding any other provision in this Agreement, the payment of the CIC Benefits shall be in lieu of any and all other payments that may be provided for in this Agreement (including without limitation payments that may be provided for in Section 10(g)). Notwithstanding Section 2 of the Agreement, the provisions of this Section 8(b) shall remain in full force and effect during the period from the date of the Closing through the date that is 90 days after the first anniversary date of the Closing unless Executive otherwise agrees in writing.

(c) Good Reason. For the purposes of this Agreement, the term “good reason” shall mean any of the following events or conditions occurring with respect to Executive at any time following the Closing:

(i) a reduction in Executive’s base salary (other than in connection with a reduction in base salary of management employees generally) or any failure to pay Executive compensation or benefits to which he is entitled within fifteen days of the date due;

(ii) a relocation by the Company or the acquiring or successor company of Executive’s principal place of employment by more than fifty miles, other than a relocation that Executive has consented to;

(iii) a material diminution of the position, status or duties of Executive’s employment or of Executive’s working conditions (provided that there shall not be deemed to be a material diminution if Executive has a senior management position with the Company, the acquiring company, the parent corporation of the acquiring company or a subsidiary of the parent corporation); or

(iv) the failure by the Company or an acquiring or successor company to provide Executive with compensation and benefits, in the aggregate, substantially equivalent to those in effect immediately prior to the Closing.

Termination shall not be for “good reason” unless Executive has notified the Company in writing within 90 days of the initial occurrence of the event or condition that constitutes good reason and no remedy is effected within 30 days and Executive terminates employment, if at all, within 90 days following the end of such 30 day period.”

2. At the end of Section 10(g), the clause “(other than any payments contemplated by Sections 8(b) and 11(e), as applicable)” is deleted.

Notwithstanding any provision to the contrary contained herein or in the Agreement, any payment otherwise required to be made to Executive on account of his separation from service (including, without limitation, payments and benefits payable under subparagraph 1(b) above), to the extent such payment is properly treated as deferred compensation subject to Section 409A of the Internal Revenue Code of 1986 and the regulations and other applicable guidance issued by the Internal Revenue Service thereunder, shall be delayed until the first business day after the expiration of six months from the date of the termination of Executive’s employment or, if earlier, the date of his death. On the delayed payment date, there shall be paid to Executive (or his estate, as the case may be) in a single cash payment an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence.

ESI is a third party beneficiary of this Amendment by reason of the Agreement and Plan of Merger referred to in this Amendment. This Amendment may be amended or terminated only with the written consent of the Company, the Executive and ESI.

Dated: October 21, 2008

ZYGO Corporation

	By:	/s/ Walter A. Shephard
	Title:	Chief Financial Officer

Executive:

/s/ James R. Northup
James R. Northup